PRESS RELEASE

FOR ADDITIONAL INFORMATION:
Investor Relations
Heather Kos
+1 844-632-1060
IR@univarsolutions.com

Dwayne Roark
+1 331-777-6031
mediarelations@univarsolutions.com

Univar Solutions Reports Solid 2019 Fourth Quarter and Full Year Financial Results; Issues Guidance for 2020

DOWNERS GROVE, Ill., February 25, 2020 — Univar Solutions Inc. (NYSE: UNVR) (“Univar Solutions”), a global chemical and ingredients distributor and provider of value-added services, announced today its financial results for the fourth quarter and fiscal year ended December 31, 2019.
Fourth Quarter 2019 Highlights
•Net income (loss) of $(55.1) million compared to $1.2 million in the prior year fourth quarter; Adjusted net income(1) in 2019 of $50.5 million compared to $47.5 million in 2018.
•Earnings per diluted share of $(0.33), compared to $0.01 per diluted share, in the prior year fourth quarter. The current quarter increase from the addition of Nexeo Solutions, Inc.'s ("Nexeo") earnings, better operating performance, and divestiture gain was more than offset by the increase from the impact of taxes, lower demand in global industrial markets, loss on extinguishment of debt, and pension mark to market.
•Adjusted earnings per diluted share(1) of $0.29 in the quarter decreased from $0.33 in the prior year fourth quarter due to increase in earnings from Nexeo and better operating performance, more than offset by lower global demand, higher share count and higher D&A.
•Growth in Adjusted EBITDA(1) of 10.3 percent to $158.8 million and Adjusted EBITDA margin(1) expanded 10 basis points to 7.4 percent from the prior year; Adjusted EBITDA for the current quarter benefited from the Nexeo acquisition, including net cost synergies.
•Net cash provided by operating activities increased to $329.7 million from $292.5 million, in the fourth quarter last year, driven by lower net working capital as well as improved net working capital efficiency. The leverage ratio decreased from 3.9x at September 30, 2019 to 3.3x at December 31, 2019.

(1) Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measure and related explanations of ratios or percentages, as applicable.

Full Year 2019 Financial, Operating and Strategic Highlights
•Net income (loss) of $(100.2) million and adjusted net income(1) of $231.6 million.
•Earnings per diluted share of $(0.61), compared to $1.21 per diluted share in the prior year.
•Adjusted earnings per diluted share(1) of $1.40 compared to $1.62 in the prior year.
•Adjusted EBITDA(1) grew 10.0 percent to $704.2 million, and Adjusted EBITDA margin(1) expanded 20 basis points to 7.6 percent from the prior year; Adjusted EBITDA benefited from the Nexeo acquisition, including net cost synergies of $30 million in the period.
•Net cash provided by operating activities increased to $363.9 million from $289.9 million in the prior year.

“I am very pleased at how we have executed successfully against our strategic priorities of integration and synergy capture from the Nexeo acquisition, portfolio management and strengthening our balance sheet. During the quarter and the full year 2019, we earned solid margins and had strong cash flow generation, despite weakness in some of our end markets and lower chemical prices. Our Nexeo integration team successfully achieved important ERP migration milestones and realigned sales territories to increase our market coverage and increase our salesforce effectiveness. We also completed non-core divestitures, delivering on our commitments to focus on our chemical and ingredient businesses and reduce leverage to our lowest level as a public company, standing at 3.3x at December 31, 2019.” said David Jukes, president and chief executive officer. “We are continuing to position Univar Solutions to deliver long-term profitable growth and shareholder value.”

Company Performance
Univar Solutions operating performance results are described below and, unless otherwise indicated, are a comparison of fourth quarter 2019 results with fourth quarter 2018 results.

	(Unaudited)
	Three months ended December 31,				% change
(in millions)	2019	2018	$ change	% change	excl. currency (1)

Segment External Sales (2)
USA	$1,353.9	$1,161.5	$192.4	16.6%	16.6%
Canada	256.2	264.5	(8.3)	(3.1)%	(4.0)%
EMEA	418.9	452.8	(33.9)	(7.5)%	(5.3)%
LATAM (3)	126.0	92.4	33.6	36.4%	39.0%
Total Consolidated Net Sales (3)	$2,155.0	$1,971.2	$183.8	9.3%	9.8%

Gross Profit (exclusive of depreciation) (4)(5)
USA	$330.3	$268.2	$62.1	23.2%	23.2%
Canada	55.9	51.5	4.4	8.5%	8.2%
EMEA	100.3	104.0	(3.7)	(3.6)%	(1.1)%
LATAM (3)	35.7	20.6	15.1	73.3%	80.1%
Total Consolidated Gross Profit (exclusive of depreciation) (3)(4)	$522.2	$444.3	$77.9	17.5%	18.4%

Total Consolidated Net (Loss) Income	$(55.1)	$1.2	$(56.3)	NM	NM

Adjusted EBITDA (4)
USA	$102.4	$88.6	$13.8	15.6%	15.6%
Canada	22.5	21.4	1.1	5.1%	4.7%
EMEA	31.1	30.8	0.3	1.0%	2.9%
LATAM	10.8	7.3	3.5	47.9%	63.0%
Other (6)	(8.0)	(4.1)	(3.9)	(95.1)%	(95.1)%
Total Consolidated Adjusted EBITDA (4)	$158.8	$144.0	$14.8	10.3%	11.3%

(1)Represents percentage change for the comparative periods using a constant currency. See “Use of non-GAAP Financial Measures” for discussion.
(2)Segment external sales represent sales to third party customers. Inter-segment sales are excluded from segment external sales.
(3)Included in external sales and gross profit (exclusive of depreciation) is a $9.7 million benefit in LATAM related to a Brazil VAT recovery for the three months ended December 31, 2019. Excluding this impact, adjusted gross profit (exclusive of depreciation) was $26.0 million and $512.5 million for LATAM and Consolidated, respectively, for the three months ended December 31, 2019.
(4)Non-GAAP financial measures. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliation to the most comparable GAAP financial measure.
(5)Gross profit (exclusive of depreciation) is defined as segment net sales inclusive of inter-segment sales less cost of goods sold (exclusive of depreciation).
(6)Other represents unallocated corporate costs that do not directly benefit segments.

Consolidated Results
Univar Solutions reported net sales of $2.2 billion, up 9.8 percent compared to the prior year fourth quarter on a constant currency basis(1). Sales growth and margins were driven by the contribution from the Nexeo acquisition and strong operating performance. Sales growth was partially offset by chemical price deflation in the U.S., Canada, and EMEA, lower demand for chemicals and ingredients from global industrial end markets and weakness in the energy markets. Similar to the third quarter of 2019, the macroeconomic environment in the USA segment weakened sequentially during the quarter.

Gross profit (exclusive of depreciation) of $522.2 million was up 18.4 percent on a constant currency basis compared to the prior year fourth quarter, driven by the contribution from the Nexeo acquisition, improving sales force execution and favorable product and end market mix.
Univar Solutions reported net loss of $55.1 million, or $(0.33) per diluted share, compared to net income of $1.2 million, or $0.01 per diluted share, in the prior year fourth quarter. The current quarter increase from the addition of Nexeo's earnings, better operating performance, and divestiture gain was more than offset by the impact of taxes, loss on extinguishment of debt, and pension mark to market.

Adjusted EBITDA of $158.8 million increased $14.8 million, or 10.3 percent compared to the prior year fourth quarter, or 11.3 percent on a constant currency basis. Adjusted EBITDA was favorably impacted by contribution from the Nexeo acquisition, improved sales force execution and product mix, in addition to realization of cost synergies from the integration of Nexeo.
Net cash provided by operating activities increased to $329.7 million from $292.5 million, in the fourth quarter last year, driven by lower net working capital as well as improved net working capital efficiency. The leverage ratio decreased from 3.9x at September 30, 2019 to 3.3x at December 31, 2019 as a result of net working capital efficiency, our Environmental Sciences business divestiture, and real estate sales from our network optimization.
Segment Results
USA – USA external sales grew 16.6 percent due to the contribution from the Nexeo acquisition, partially offset by chemical price deflation and lower demand for chemicals. Gross profit (exclusive of depreciation) grew 23.2 percent and gross margin expanded 130 basis points to 24.4 percent, reflecting focused margin management and favorable product and end market mix. Adjusted EBITDA increased 15.6 percent to $102.4 million and Adjusted EBITDA margin was flat compared to the prior year at 7.6 percent.
CANADA – Canada external sales decreased 3.1 percent, or 4.0 percent on a constant currency basis, primarily due to the Canadian energy markets and chemical price deflation. Gross profit (exclusive of depreciation) grew 8.2 percent on a constant currency basis, while gross margin increased 230 basis points to 21.8 percent. Adjusted EBITDA grew 4.7 percent on a constant currency basis, and increased 5.1 percent to $22.5 million on a reported basis compared to the prior year. Adjusted EBITDA margin increased 70 basis points to 8.8 percent. Solid performance in the industrial chemical business and certain commodity products, along with the Nexeo acquisition, were partially offset by lower volumes in the energy sector.
EMEA – EMEA external sales declined 7.5 percent, or 5.3 percent on a constant currency basis, primarily due to chemical price deflation. Gross profit (exclusive of depreciation) declined 1.1 percent on a constant currency basis, however gross margin increased 90 basis points to 23.9 percent. Adjusted EBITDA increased 2.9 percent on a constant currency basis and was up 1.0 percent to $31.1 million on a reported basis compared to prior year. Adjusted EBITDA margin increased 60 basis points to 7.4 percent. Improved performance in the bulk and local distribution was partially offset by continued market pressure in the pharmaceutical finished goods line.
LATAM – LATAM external sales of $126.0 million grew 39.0 percent, excluding the impact of currency, largely due to contribution from the Nexeo acquisition, growth in Mexico's energy sales, and Brazil VAT recovery. Gross profit (exclusive of depreciation) grew 80.1 percent on a constant currency basis, while gross margin increased 600 basis points to 28.3 percent. Excluding the impact of Brazil VAT recovery, external sales, and gross profit, exclusive of depreciation, increased 25.9% and 26.2% respectively. Adjusted EBITDA grew 63.0 percent on a constant currency basis, and increased 47.9 percent to $10.8 million on a reported basis compared to the prior year. Results benefited from solid performance in energy, Brazilian agriculture, the Nexeo acquisition, and Brazil VAT recovery of $1.1 million.
Outlook
The following is an overview of management's expectations for Univar Solutions' financial performance for the first quarter and full year 2020.
For the first quarter and full year 2020, Univar Solutions expects to generate Adjusted EBITDA in the range of $150 million to $160 million and $700 million to $740 million, respectively. Univar Solutions expects continued weak end markets and a challenging competitive environment in the first half of the year, with the first quarter of 2020 to be the weakest quarter of the year. The Company expects to generate $120 million to $170 million in Free Cash Flow in full year 2020, due largely to an expected increase in working capital investment driven by growth in sales. This Free Cash Flow guidance is before acquisition, integration and restructuring charges, as well as other unusual significant events.

In developing this guidance, Univar Solutions made the following assumptions for the full year 2020:
Macroeconomic environment:
•Flat industrial production, weighted to the back-half of the year.
•Energy headwinds in the U.S.
•Pricing pressures in bulk commodity
•Excludes any continuing impact from the Coronavirus outbreak.
Operating improvements:
•Continued improvement in sales force efficiency driven by the sales force territory realignment.
•Growth from new supplier authorizations.
•Nexeo net cost synergies of approximately $40 million.
Other:
•EMEA finished pharmaceutical market pressures of $15 million in EBITDA.
•Interest expense, net of $115 to $125 million, lower than 2019 interest expense, net of $140 million.
•Income tax rate for Adjusted EPS of 28-30%.
•Diluted weighted average common shares outstanding of 175 million, higher than 2019 diluted weighted average common shares outstanding of 164.1 million largely due to the shares issued in the Nexeo transaction being reflected for the full year of 2020.
•Free cash flow assumes capital expenditures of $120 million to $130 million which includes growth initiatives and investments in our digital infrastructure.

Univar Solutions to Host Webcast on February 25, 2020 at 9:00 a.m. ET
The Company will host a webcast with investors to discuss 2019 Fourth Quarter and Full Year Financial Results at 9:00 a.m. ET on February 25, 2020, which can be accessed on the Investor Relations section of its website at http://investors.univarsolutions.com. After the live webcast, a replay of the webcast will be available on the same website.
Use of Non-GAAP Measures
In this press release, the Company’s financial results are provided both in accordance with accounting principles generally accepted in the United States of America (GAAP) and using certain non-GAAP financial measures. In particular, the Company presents the non-GAAP financial measures gross profit (exclusive of depreciation), adjusted gross profit (exclusive of depreciation), gross margin defined as gross profit (exclusive of depreciation) divided by net sales on a consolidated level and by external sales on a segment level, adjusted gross margin defined as adjusted gross profit (exclusive of depreciation) divided by net sales on a consolidated level and by external sales on a segment level, Adjusted EBITDA, Adjusted EBITDA margin defined as Adjusted EBITDA divided by net sales on a consolidated level and by external sales on a segment level, Adjusted net income, Adjusted earnings per diluted share, free cash flow and impacts of foreign currency on current period results using prior period translation rates. The non-GAAP financial measures are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help investors’ ability to analyze underlying trends in the Company’s business, evaluate its performance relative to other companies in its industry and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. Additionally, the Company uses Adjusted EBITDA in setting performance incentive targets to align management compensation with operational performance. The non-GAAP measures should not be considered a substitute for or superior to GAAP results and may vary from others in the industry. For further information related to the Company’s use of non-GAAP financial measures, and the reconciliations to the nearest GAAP measures, see the schedules attached hereto.
The Company evaluates its results of operations on both an as reported and a constant currency basis. The constant currency presentation is a non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. The Company calculates constant currency percentages by converting its financial results in local currency for a period using the average exchange rate for the prior period to which it is comparing. This calculation may differ from similarly-titled measures used by other companies.
Management does not provide guidance on GAAP financial measures, as we are unable to predict with certainty items such as the impact of foreign currency gains and losses, gains and losses on divestitures, refinancing costs, potential impairments, discrete tax items, or other items impacting GAAP financial metrics. As such, we have included above the impact of only those items about which we are aware and are reasonably likely to occur during the guidance period covered.

The non-GAAP measures should not be considered a substitute for or superior to GAAP results and may vary from others in the industry. For further information related to the Company’s use of non-GAAP financial measures, and the reconciliations to the most directly comparable GAAP measures, see the schedules attached hereto.

About Univar Solutions

Univar Solutions (NYSE: UNVR) is a leading global chemical and ingredient distributor and provider of value-added services to customers across a wide range of industries. With the industry's largest private transportation fleet and North American sales force, a vast supplier network, deep market and regulatory knowledge, world-class formulation and recipe development, unparalleled logistics know-how, and industry-leading digital tools, Univar Solutions is a committed ally to customers and suppliers, helping them anticipate, navigate, and leverage meaningful growth opportunities. Learn more at www.univarsolutions.com.
Forward-Looking Statements
This press release includes certain statements relating to future events and our intentions, beliefs, expectations, and predictions for the future which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the expectations and assumptions. A detailed discussion of these factors and uncertainties is contained in the Company's filings with the Securities and Exchange Commission. Potential factors that could affect such forward-looking statements include, among others: fluctuations in general economic conditions, particularly in industrial production and the demands of our customers; significant changes in the business strategies of producers or in the operations of our customers; increased competitive pressures, including as a result of competitor consolidation; significant changes in the pricing, demand and availability of chemicals; our indebtedness, the restrictions imposed by our debt instruments, and our ability to obtain additional financing; the broad spectrum of laws and regulations that we are subject to, including extensive environmental, health and safety laws and regulations; an inability to integrate the business and systems of companies we acquire, including of Nexeo Solutions, Inc., or to realize the anticipated benefits of such acquisitions; potential business disruptions and security breaches, including cybersecurity incidents; an inability to generate sufficient working capital; increases in transportation and fuel costs and changes in our relationship with third party providers; accidents, safety failures, environmental damage, product quality and liability issues and recalls; major or systemic delivery failures involving our distribution network or the products we carry; operational risks for which we may not be adequately insured; ongoing litigation and other legal and regulatory risks; challenges associated with international operations; exposure to interest rate and currency fluctuations; potential impairment of goodwill; liabilities associated with acquisitions, ventures and strategic investments; negative developments affecting our pension plans and multi-employer pensions; labor disruptions associated with the unionized portion of our workforce; and the other factors described in the Company's filings with the Securities and Exchange Commission. We caution you that the forward-looking information presented in this press release is not a guarantee of future events or results, and that actual events or results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek, “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
###

Univar Solutions Inc.
Consolidated Statements of Operations
(Unaudited)

	Three months ended December 31,		Year ended December 31,
(in millions, except per share data)	2019	2018	2019	2018
Net sales	$2,155.0	$1,971.2	$9,286.9	$8,632.5
Cost of goods sold (exclusive of depreciation)	1,632.8	1,526.9	7,146.1	6,732.4
Operating expenses:
Outbound freight and handling	89.7	79.8	364.8	328.3
Warehousing, selling and administrative	265.4	220.5	1,068.8	931.4
Other operating expenses, net	39.4	36.5	298.2	73.5
Depreciation	40.5	31.4	155.0	125.2
Amortization	14.6	13.6	59.7	54.3
Impairment charges	—	—	7.0	—
Total operating expenses	$449.6	$381.8	$1,953.5	$1,512.7
Operating income	$72.6	$62.5	$187.3	$387.4
Other (expense) income:
Interest income	5.4	0.5	7.7	3.2
Interest expense	(36.0)	(33.8)	(147.2)	(135.6)
Gain on sale of business	41.4	—	41.4	—
Loss on extinguishment of debt	(19.1)	(0.1)	(19.8)	(0.1)
Other expense, net	(53.3)	(35.7)	(70.5)	(32.7)
Total other expense	$(61.6)	$(69.1)	$(188.4)	$(165.2)
Income (loss) before income taxes	11.0	(6.6)	(1.1)	222.2
Income tax expense (benefit) from continuing operations	66.1	(7.8)	104.5	49.9
Net (loss) income from continuing operations	$(55.1)	$1.2	$(105.6)	$172.3
Net income from discontinued operations	—	—	5.4	—
Net (loss) income	$(55.1)	$1.2	$(100.2)	$172.3

(Loss) income per common share:
Basic from continuing operations	$(0.33)	$0.01	$(0.64)	$1.22
Basic from discontinued operations	—	—	0.03	—
Basic (loss) income per common share:	$(0.33)	$0.01	$(0.61)	$1.22
Diluted from continuing operations	$(0.33)	$0.01	$(0.64)	$1.21
Diluted from discontinued operations	—	—	0.03	—
Diluted (loss) income per common share:	$(0.33)	$0.01	$(0.61)	$1.21

Weighted average common shares outstanding:
Basic	168.6	141.4	164.1	141.2
Diluted	168.6	142.2	164.1	142.2

Univar Solutions Inc.
Consolidated Balance Sheets
(Unaudited)

(in millions, except per share data)	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$330.3	$121.6
Trade accounts receivable, net	1,160.1	1,094.7
Inventories	796.0	803.3
Prepaid expenses and other current assets	167.2	169.1
Total current assets	$2,453.6	$2,188.7
Property, plant and equipment, net	1,152.4	955.8
Goodwill	2,280.8	1,780.7
Intangible assets, net	320.2	238.1
Deferred tax assets	21.3	24.8
Other assets (1)	266.5	84.3
Total assets	$6,494.8	$5,272.4
Liabilities and stockholders’ equity
Current liabilities:
Short-term financing	$0.7	$8.1
Trade accounts payable	895.0	925.4
Current portion of long-term debt	25.0	21.7
Accrued compensation	103.6	93.6
Other accrued expenses (1)	425.1	285.8
Total current liabilities	$1,449.4	$1,334.6
Long-term debt	2,688.8	2,350.4
Pension and other postretirement benefit liabilities	295.6	254.4
Deferred tax liabilities	56.3	42.9
Other long-term liabilities (1)	271.9	98.4
Total liabilities	$4,762.0	$4,080.7
Stockholders’ equity:
Preferred stock, 200.0 million shares authorized at $0.01 par value with no shares issued or outstanding as of December 31, 2019 and 2018, respectively	—	—
Common stock, 2.0 billion shares authorized at $0.01 par value with 168.7 million and 141.7 million shares issued and outstanding at December 31, 2019 and 2018, respectively	1.7	1.4
Additional paid-in capital	2,968.9	2,325.0
Accumulated deficit	(858.5)	(761.5)
Accumulated other comprehensive loss	(379.3)	(373.2)
Total stockholders’ equity	$1,732.8	$1,191.7
Total liabilities and stockholders’ equity	$6,494.8	$5,272.4

(1)Operating lease assets and operating lease liabilities are included in other assets, other accrued expenses and other long-term liabilities in 2019.

Univar Solutions Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended December 31,		Year ended December 31,
(in millions)	2019	2018	2019	2018
Operating activities:
Net (loss) income	$(55.1)	$1.2	$(100.2)	$172.3
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	55.1	45.0	214.7	179.5
Impairment charges	—	—	7.0	—
Amortization of deferred financing fees and debt discount	1.9	1.8	8.9	7.6
Amortization of pension cost from accumulated other comprehensive loss	—	2.6	0.1	2.7
Gain on sale of business	(41.4)	—	(41.4)	—
Loss on extinguishment of debt	12.4	0.1	13.1	0.1
(Gain) loss on sale of property, plant and equipment and other assets	(11.6)	2.0	(9.9)	2.0
Deferred income taxes	19.9	(6.1)	24.3	2.8
Stock-based compensation expense	3.4	3.0	25.1	20.7
Charge for inventory step-up of acquired inventory	—	—	5.3	—
Other	0.9	1.5	3.0	0.7
Changes in operating assets and liabilities:
Trade accounts receivable, net	193.3	154.2	197.0	(62.1)
Inventories	(3.1)	26.3	69.0	14.4
Prepaid expenses and other current assets	34.3	(6.0)	54.3	(19.3)
Trade accounts payable	14.3	16.6	(70.9)	9.3
Pensions and other postretirement benefit liabilities	44.5	17.2	21.9	(15.4)
Other, net	60.9	33.1	(57.4)	(25.4)
Net cash provided by operating activities	$329.7	$292.5	$363.9	$289.9
Investing activities:
Purchases of property, plant and equipment	$(50.4)	$(34.7)	$(122.5)	$(94.6)
Proceeds from sale of property, plant and equipment and other assets	51.2	5.8	54.8	14.5
Purchases of businesses, net of cash acquired	—	1.4	(1,201.0)	(18.6)
Proceeds from sale of business	174.0	—	838.3	—
Other	(1.4)	(0.2)	(2.7)	(0.3)
Net cash provided (used) by investing activities	$173.4	$(27.7)	$(433.1)	$(99.0)
Financing activities:
Proceeds from issuance of long-term debt	$898.8	$—	$1,845.8	$—
Payments on long-term debt and finance lease obligations	(1,080.5)	(3.8)	(1,545.9)	(561.9)
Net (payments) proceeds under revolving credit facilities	(123.4)	(226.0)	7.2	41.7
Short-term financing, net	(4.8)	2.8	(9.2)	0.5
Financing fees paid	(7.9)	(1.1)	(7.9)	(1.1)
Taxes paid related to net share settlements of share-based compensation awards	—	(0.4)	(2.8)	(4.1)
Stock option exercises	0.9	0.2	6.6	5.9
Contingent consideration payments	—	(0.4)	—	(0.4)
Other	0.8	0.5	1.4	1.1
Net cash (used) provided by financing activities	$(316.1)	$(228.2)	$295.2	$(518.3)
Effect of exchange rate changes on cash and cash equivalents	$8.7	$(0.9)	$(17.3)	$(18.0)
Net increase (decrease) in cash and cash equivalents	$195.7	$35.7	$208.7	$(345.4)
Cash and cash equivalents at beginning of period	134.6	85.9	121.6	467.0
Cash and cash equivalents at end of period	$330.3	$121.6	$330.3	$121.6

Schedule A
Univar Solutions Inc.
Full Year 2019 Segment Detail
(Unaudited)

	Year ended December 31,
(in millions)	2019	2018	$ change	% change	% change excl. currency (1)

Segment External Sales (2)
USA	$5,828.5	$4,961.0	$867.5	17.5%	17.5%
Canada	1,217.8	1,302.3	(84.5)	(6.5)%	(4.3)%
EMEA	1,785.5	1,975.7	(190.2)	(9.6)%	(4.5)%
LATAM (3)	455.1	393.5	61.6	15.7%	19.2%
Total Consolidated Net Sales (3)	$9,286.9	$8,632.5	$654.4	7.6%	9.3%

Gross Profit (exclusive of depreciation) (4)(5)
USA (6)	$1,377.8	$1,128.3	$249.5	22.1%	22.1%
Canada	233.7	231.5	2.2	1.0%	3.3%
EMEA	424.9	454.1	(29.2)	(6.4)%	(1.2)%
LATAM (3)	104.4	86.2	18.2	21.1%	26.1%
Total Consolidated Gross Profit (exclusive of depreciation) (4)(7)	$2,140.8	$1,900.1	$240.7	12.7%	14.4%

Total Consolidated Net (Loss) Income	$(100.2)	$172.3	$(272.5)	(158.2)%	(154.1)%

Adjusted EBITDA (4)
USA	$454.7	$376.4	$78.3	20.8%	20.8%
Canada	100.2	104.7	(4.5)	(4.3)%	(2.0)%
EMEA	143.3	151.2	(7.9)	(5.2)%	0.1%
LATAM	36.1	33.3	2.8	8.4%	15.0%
Other (8)	(30.1)	(25.2)	(4.9)	(19.4)%	(19.4)%
Total Consolidated Adjusted EBITDA (4)	$704.2	$640.4	$63.8	10.0%	11.9%

(1)Represents percentage change for the comparative periods using a constant currency. See “Use of non-GAAP Financial Measures” for discussion.
(2)Segment external sales represent sales to third party customers. Inter-segments sales are excluded from segment external sales.
(3)Included in external sales and gross profit (exclusive of depreciation) is a $9.7 million benefit in LATAM related to a Brazil VAT recovery for the year ended December 31, 2019. Excluding this impact, adjusted gross profit (exclusive of depreciation) was $94.7 million for LATAM.
(4)Non-GAAP financial measures. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliation to the most comparable GAAP financial measure.
(5)Gross profit (exclusive of depreciation) is defined as segment net sales inclusive of inter-segment sales less cost of goods sold (exclusive of depreciation).
(6)Included in gross profit (exclusive of depreciation) is a $5.3 million charge in the USA related to the inventory fair value step-up resulting from our February 2019 Nexeo acquisition for the year ended December 31, 2019. Excluding this impact, adjusted gross profit (exclusive of depreciation) was $1,383.1 million for USA.
(7)Excluding the impact from both the Brazil VAT recovery and the inventory fair value step-up, consolidated adjusted gross profit (exclusive of depreciation) was $2,136.4 million for the year ended December 31, 2019.
(8)Other represents unallocated corporate costs that do not directly benefit segments.

Schedule B
Univar Solutions Inc.
Reconciliation of GAAP Net (Loss) Income to Adjusted Net Income and
Diluted Earnings per Share to Adjusted Diluted Earnings per Share
(Unaudited)

	Three months ended December 31,				Year ended December 31,
	2019		2018		2019		2018
(in millions, except per share data)	Amount (2)	per share (1)	Amount (2)	per share (1)	Amount	per share (1)	Amount	per share (1)
Net (loss) income and diluted EPS (3)	$(55.1)	$(0.33)	$1.2	$0.01	$(100.2)	$(0.61)	$172.3	$1.21
Net income from discontinued operations	—	—	—	—	(5.4)	(0.03)	—	—
Pension mark to market loss (4)	50.4	0.30	34.2	0.24	50.4	0.31	34.2	0.24
Pension curtailment and settlement gains (4)	(1.3)	(0.01)	—	—	(1.3)	(0.01)	—	—
Other non-recurring pension items	—	—	2.5	0.02	—	—	2.5	0.02
Exchange loss (gain) (4)	6.2	0.04	(1.1)	(0.01)	(7.4)	(0.04)	7.5	0.05
Derivative (gain) loss (3)(4)	(3.3)	(0.02)	2.5	0.02	26.7	0.16	(1.1)	(0.01)
(Gain) loss on sale of business, property, plant and equipment and other assets (3)(4)	(53.0)	(0.31)	2.9	0.01	(51.3)	(0.31)	2.0	0.01
Restructuring, employee severance and other facility closure costs (3)(4)	10.8	0.06	8.3	0.06	40.9	0.24	21.2	0.15
Impairment charges	—	—	—	—	7.0	0.04	—	—
Inventory step-up adjustment	—	—	—	—	5.3	0.03	—	—
Brazil VAT recovery	(8.3)	(0.05)	—	—	(8.3)	(0.05)	—	—
Loss on extinguishment of debt and debt refinancing costs (4)	20.3	0.12	0.1	—	21.0	0.13	0.1	—
Acquisition and integration related expenses (3)(4)	23.8	0.14	15.1	0.10	152.1	0.92	22.0	0.15
Saccharin legal settlement (4)	—	—	—	—	62.5	0.38	—	—
Other (3)(4)	13.6	0.07	8.1	0.07	30.6	0.18	10.7	0.09
Income tax expense (benefit) related to reconciling items (3)(5)	42.0	0.25	(18.1)	(0.13)	9.5	0.06	(25.6)	(0.18)
Other discrete tax items (5)	4.4	0.03	(8.2)	(0.06)	(0.5)	—	(15.6)	(0.11)
Adjusted net income and diluted EPS (2)	$50.5	$0.29	$47.5	$0.33	$231.6	$1.40	$230.2	$1.62

GAAP diluted common shares outstanding (1)	168.6		142.2		164.1		142.2
Effect of dilutive securities: stock compensation plans	1.2		—		0.9		—
Adjusted diluted common shares outstanding (1)	169.8		142.2		165.0		142.2

(1)Diluted and adjusted diluted earnings per share is calculated using net (loss) income or adjusted net income available to common shareholders divided by diluted and adjusted diluted weighted average shares outstanding during each period, respectively. Diluted earnings per share considers the impact of potential dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect. Adjusted earnings per diluted share is based on the GAAP dilutive share count, except where adjustments to GAAP net loss result in an adjusted net income position.
(2)The quarter-to-date period is calculated so the sum of quarterly amounts equals the year-to-date period. Immaterial differences may exist due to rounding.
(3)As a result of changes in the number of shares outstanding during the year and rounding, the sum of the quarters' earnings per share may not equal the earnings per share for any year-to-date period.
(4)Reconciling items represent items disclosed on Schedule E included in this document, excluding stock-based compensation and non-operating retirement benefits.
(5)Tax on reconciling items is calculated as the difference between the tax provisions on US GAAP pre-tax earnings and Adjusted pre-tax earnings utilizing the appropriate tax rates and laws of each jurisdiction.

Schedule C
Univar Solutions Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
(Unaudited)

(in millions)	Q4'17	Q1'18	Q2'18	Q3'18	Q4'18	Q1'19	Q2'19	Q3'19	Q4'19	LTM(2) Q3'18	LTM(2) Q4'18	LTM(2) Q3'19	LTM(2) Q4'19
Net income (loss)	$27.0	$65.4	$56.1	$49.6	$1.2	$(63.9)	$16.3	$2.5	$(55.1)	$198.1	$172.3	$(43.9)	$(100.2)
Net (income) loss from discontinued operations	—	—	—	—	—	(6.1)	0.7	—	—	—	—	(5.4)	(5.4)
Depreciation	32.5	31.4	30.9	31.5	31.4	33.2	39.7	41.6	40.5	126.3	125.2	145.9	155.0
Amortization	15.4	13.4	13.8	13.5	13.6	14.4	18.6	12.1	14.6	56.1	54.3	58.7	59.7
Interest expense, net	38.0	34.9	32.0	32.2	33.3	34.2	37.9	36.8	30.6	137.1	132.4	142.2	139.5
Income tax expense (benefit)	33.6	10.2	27.2	20.3	(7.8)	(23.3)	18.5	43.2	66.1	91.3	49.9	30.6	104.5
EBITDA	146.5	155.3	160.0	147.1	71.7	(11.5)	131.7	136.2	96.7	608.9	534.1	328.1	353.1
Other operating (income) expenses, net (1)	(0.4)	13.6	11.0	12.4	36.5	164.8	63.8	30.2	39.4	36.6	73.5	295.3	298.2
Other (income) expense, net (1)	(3.0)	(2.6)	2.1	(2.5)	35.7	6.1	5.6	5.5	53.3	(6.0)	32.7	52.9	70.5
Impairment charges	—	—	—	—	—	—	—	7.0	—	—	—	7.0	7.0
Gain on sale of business	—	—	—	—	—	—	—	—	(41.4)	—	—	—	(41.4)
Loss on extinguishment of debt	3.0	—	—	—	0.1	0.7	—	—	19.1	3.0	0.1	0.8	19.8
Brazil VAT recovery	—	—	—	—	—	—	—	—	(8.3)	—	—	—	(8.3)
Inventory step-up adjustment	—	—	—	—	—	—	—	5.3	—	—	—	5.3	5.3
Adjusted EBITDA	$146.1	$166.3	$173.1	$157.0	$144.0	$160.1	$201.1	$184.2	$158.8	$642.5	$640.4	$689.4	$704.2

(1)Refer to Schedule E for more information for the three months and years ended December 31, 2019 and 2018.
(2)Last Twelve Month (LTM) Adjusted EBITDA is a component used in the calculation of the Company's leverage ratio.

Schedule D
Univar Solutions Inc.
Gross Profit (exclusive of depreciation) and
Adjusted Gross Profit (exclusive of depreciation)
(Unaudited)

(in millions)	USA	Canada	EMEA	LATAM	Other/ Eliminations (1)	Consolidated
	Three Months Ended December 31, 2019
External customers	$1,353.9	$256.2	$418.9	$126.0	$—	$2,155.0
Inter-segment	22.4	1.7	0.7	—	(24.8)	—
Total net sales	$1,376.3	$257.9	$419.6	$126.0	$(24.8)	$2,155.0
Cost of goods sold (exclusive of depreciation)	1,046.0	202.0	319.3	90.3	(24.8)	1,632.8
Outbound freight and handling	62.9	10.1	14.3	2.4	—	89.7
Warehousing, selling and administrative	165.0	23.3	54.9	14.2	8.0	265.4
Brazil VAT recovery (2)	—	—	—	(8.3)	—	(8.3)
Adjusted EBITDA (2)	$102.4	$22.5	$31.1	$10.8	$(8.0)	$158.8

(in millions)	USA	Canada	EMEA	LATAM	Other/ Eliminations (1)	Consolidated
	Three Months Ended December 31, 2019
Net sales	$1,376.3	$257.9	$419.6	$126.0	$(24.8)	$2,155.0
Cost of goods sold (exclusive of depreciation)	1,046.0	202.0	319.3	90.3	(24.8)	1,632.8
Gross profit (exclusive of depreciation)	$330.3	$55.9	$100.3	$35.7	$—	$522.2
Brazil VAT recovery (2)	—	—	—	(9.7)	—	(9.7)
Adjusted gross profit (exclusive of depreciation) (2)	$330.3	$55.9	$100.3	$26.0	$—	$512.5

(in millions)	USA	Canada	EMEA	LATAM	Other/ Eliminations (1)	Consolidated
	Three Months Ended December 31, 2018
External customers	$1,161.5	$264.5	$452.8	$92.4	$—	$1,971.2
Inter-segment	25.0	2.1	0.5	—	(27.6)	—
Total net sales	$1,186.5	$266.6	$453.3	$92.4	$(27.6)	$1,971.2
Cost of goods sold (exclusive of depreciation)	918.3	215.1	349.3	71.8	(27.6)	1,526.9
Outbound freight and handling	52.9	10.0	15.0	1.9	—	79.8
Warehousing, selling and administrative	126.7	20.1	58.2	11.4	4.1	220.5
Adjusted EBITDA	$88.6	$21.4	$30.8	$7.3	$(4.1)	$144.0

(in millions)	USA	Canada	EMEA	LATAM	Other/ Eliminations (1)	Consolidated
	Three Months Ended December 31, 2018
Net sales	$1,186.5	$266.6	$453.3	$92.4	$(27.6)	$1,971.2
Cost of goods sold (exclusive of depreciation)	918.3	215.1	349.3	71.8	(27.6)	1,526.9
Gross profit (exclusive of depreciation)	$268.2	$51.5	$104.0	$20.6	$—	$444.3

(in millions)	USA	Canada	EMEA	LATAM	Other/ Eliminations (1)	Consolidated
	Year Ended December 31, 2019
External customers	$5,828.5	$1,217.8	$1,785.5	$455.1	$—	$9,286.9
Inter-segment	100.2	6.2	3.3	—	(109.7)	—
Total net sales	$5,928.7	$1,224.0	$1,788.8	$455.1	$(109.7)	$9,286.9
Cost of goods sold (exclusive of depreciation)	4,550.9	990.3	1,363.9	350.7	(109.7)	7,146.1
Inventory step-up adjustment (3)	5.3	—	—	—	—	5.3
Outbound freight and handling	254.6	41.9	59.1	9.2	—	364.8
Warehousing, selling and administrative	673.8	91.6	222.5	50.8	30.1	1,068.8
Brazil VAT recovery (2)	—	—	—	(8.3)	—	(8.3)
Adjusted EBITDA (2)(3)	$454.7	$100.2	$143.3	$36.1	$(30.1)	$704.2

(in millions)	USA	Canada	EMEA	LATAM	Other/ Eliminations (1)	Consolidated
	Year Ended December 31, 2019
Net sales	$5,928.7	$1,224.0	$1,788.8	$455.1	$(109.7)	$9,286.9
Cost of goods sold (exclusive of depreciation)	4,550.9	990.3	1,363.9	350.7	(109.7)	7,146.1
Gross profit (exclusive of depreciation)	$1,377.8	$233.7	$424.9	$104.4	$—	$2,140.8
Inventory step-up adjustment (3)	5.3	—	—	—	—	5.3
Brazil VAT recovery (2)	—	—	—	(9.7)	—	(9.7)
Adjusted gross profit (exclusive of depreciation) (2)(3)	$1,383.1	$233.7	$424.9	$94.7	$—	$2,136.4

(in millions)	USA	Canada	EMEA	LATAM	Other/ Eliminations (1)	Consolidated
	Year Ended December 31, 2018
External customers	$4,961.0	$1,302.3	$1,975.7	$393.5	$—	$8,632.5
Inter-segment	126.6	9.3	4.0	0.2	(140.1)	—
Total net sales	$5,087.6	$1,311.6	$1,979.7	$393.7	$(140.1)	$8,632.5
Cost of goods sold (exclusive of depreciation)	3,959.3	1,080.1	1,525.6	307.5	(140.1)	6,732.4
Outbound freight and handling	215.6	42.5	62.4	7.8	—	328.3
Warehousing, selling and administrative	536.3	84.3	240.5	45.1	25.2	931.4
Adjusted EBITDA	$376.4	$104.7	$151.2	$33.3	$(25.2)	$640.4

(in millions)	USA	Canada	EMEA	LATAM	Other/ Eliminations (1)	Consolidated
	Year Ended December 31, 2018
Net sales	$5,087.6	$1,311.6	$1,979.7	$393.7	$(140.1)	$8,632.5
Cost of goods sold (exclusive of depreciation)	3,959.3	1,080.1	1,525.6	307.5	(140.1)	6,732.4
Gross profit (exclusive of depreciation)	$1,128.3	$231.5	$454.1	$86.2	$—	$1,900.1

(1)Other/Eliminations represents the elimination of intersegment transactions as well as unallocated corporate costs consisting of costs specifically related to parent company operations that do not directly benefit segments, either individually or collectively.
(2)Adjusted EBITDA excludes an $8.3 million benefit, net of associated fees, and adjusted gross profit (exclusive of depreciation) excludes a $9.7 million benefit in LATAM related to the Brazil VAT recovery for the three months and year ended December 31, 2019.
(3)Adjusted EBITDA and adjusted gross profit (exclusive of depreciation) excludes the $5.3 million inventory fair value step-up adjustment resulting from our February 2019 Nexeo acquisition in the USA segment. Adjusted gross profit (exclusive of depreciation) is equal to gross profit (exclusive of depreciation) for the USA, Canada and EMEA segments for the three months ended December 31, 2019 and for the Canada and EMEA segments for the year ended December 31, 2019.

Schedule E
Univar Solutions Inc.
Detail of Other operating expenses, net and
Other expense, net
(Unaudited)

Other operating expenses, net
	Three months ended December 31,		Year ended December 31,
(in millions)	2019	2018	2019	2018
Acquisition and integration related expenses	$23.8	$15.1	$152.1	$22.0
Stock-based compensation expense	3.4	3.0	25.1	20.7
Restructuring charges	1.4	1.4	2.6	4.8
Other employee severance costs	7.9	6.9	31.2	16.4
Other facility closure costs	1.5	—	7.1	—
(Gain) loss on sale of property, plant and equipment and other assets	(11.6)	2.9	(9.9)	2.0
Saccharin legal settlement	—	—	62.5	—
Other	13.0	7.2	27.5	7.6
Total other operating expenses, net	$39.4	$36.5	$298.2	$73.5

Other expense, net
	Three months ended December 31,		Year ended December 31,
(in millions)	2019	2018	2019	2018
Pension mark to market loss (1)	$(50.4)	$(34.2)	$(50.4)	$(34.2)
Pension curtailment and settlement gains	1.3	—	1.3	—
Non-operating retirement benefits (1)	0.5	0.8	2.2	11.0
Foreign currency transactions	(6.4)	1.3	(10.1)	(6.7)
Foreign currency denominated loans revaluation	0.2	(0.2)	17.5	(0.8)
Undesignated foreign currency derivative instruments	2.5	(2.5)	(23.7)	1.1
Undesignated interest rate swap contracts	0.8	—	(3.0)	—
Debt refinancing costs	(1.2)	—	(1.2)	—
Other	(0.6)	(0.9)	(3.1)	(3.1)
Total other expense, net	$(53.3)	$(35.7)	$(70.5)	$(32.7)

(1)Represents charges or gains recorded for both the defined benefit pension and other postretirement benefit plans (“The Plans”). The Plans' mark to market loss is measured and recognized in its entirety within the statement of operations annually on December 31 and results from changes in actuarial assumptions and plan experience between the prior and current measurement dates, as well as the difference between the expected return on plan assets and the actual return on plan assets. For 2019, the pension mark to market loss of $50.4 million reflects a measurement loss of $169.1 million resulting from changes since the prior measurement date in actuarial assumptions and plan experience, offset by the difference between the expected and actual return on plan assets of $118.7 million attributable to the performance of plan assets during 2019.

Schedule F
Univar Solutions Inc.
Reconciliation of GAAP Debt to Net Debt
(Unaudited)

	December 31,		September 30,
(in millions)	2019	2018	2019	2018
Total short-term and long-term debt	$2,713.8	$2,372.1	$2,996.1	$2,601.0
Add: Short-term financing	0.7	8.1	2.9	8.7
Less: Cash and cash equivalents	(330.3)	(121.6)	(134.6)	(85.9)
Total net debt	$2,384.2	$2,258.6	$2,864.4	$2,523.8

LTM Adjusted EBITDA (1)(2)	$725.4	$640.4	$742.3	$642.5

Leverage ratio (Total net debt/LTM Adjusted EBITDA)	3.3x	3.5x	3.9x	3.9x

(1)LTM Adjusted EBITDA, as defined by the Company's credit agreements, excluding the impact of synergies not yet realized, includes two and five months of Nexeo Chemicals Adjusted EBITDA for December 31 and September 30, 2019, respectively, based on the 2018 full year estimate of $127 million for the periods prior to the acquisition on February 28, 2019. LTM Adjusted EBITDA in 2018 does not include an estimate of Nexeo Chemicals Adjusted EBITDA.
(2)Refer to Schedule C for more information.

Schedule G
Univar Solutions Inc.
Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA Guidance
(Unaudited)

	Q1 2020		Full year 2020
(in millions)	Low	High	Low	High
Net (loss) income (1)	$(9.0)	$14.3	$87.8	$186.1
Depreciation (1)	45.0	40.0	175.0	145.0
Amortization (1)	17.5	12.5	70.0	50.0
Interest expense, net (1)	32.5	27.5	125.0	115.0
Other operating expenses, net (1)	50.0	40.0	175.0	125.0
Other income, net (1)	(1.5)	—	(5.0)	—
Income tax expense (1)	15.5	25.7	72.2	118.9
Adjusted EBITDA	$150.0	$160.0	$700.0	$740.0

(1)Adjusted EBITDA excludes from forecasted net income the impact of gains and losses of foreign currency and on divestitures, refinancing costs, potential impairments, discrete tax items and other unusual or nonrecurring items that might materially impact GAAP net income. We have not provided a further reconciliation of Adjusted EBITDA to GAAP net income as such reconciliation is not available without unreasonable efforts because the additional components in deriving Adjusted EBITDA are evaluated on an ongoing basis, can be highly variable and cannot reasonably be predicted and should not be viewed as guidance. In addition, forecasted net income presented within this reconciliation is provided for informational purposes only and should not be viewed as guidance, as reported GAAP net income may differ materially from forecasted net income due to the impact of the items of the type identified above.

Schedule H
Univar Solutions Inc.
Reconciliation of GAAP Cash Flow from Operations to Free Cash Flow
(Unaudited)

	Year ended December 31,	Guidance Full year 2020
(in millions)	2019	Low	High
Net cash provided by operating activities (1)	$363.9	$140.0	$210.0
Capital expenditures (1)(2)	(122.5)	(130.0)	(120.0)
Transaction related costs (1)(3)	65.0	—	—
Integration costs (1)(4)	116.2	110.0	80.0
Free cash flow	$422.6	$120.0	$170.0

Net cash used by investing activities (1)	$(433.1)	$(130.0)	$(120.0)
Net cash provided by financing activities (1)	$295.2	$(35.0)	$(15.0)

(1)Management does not provide guidance on GAAP financial measures, including net cash provided by operating and financing activities and used by investing activities as we are unable to predict with certainty unusual or infrequent items impacting GAAP financial metrics. As such, we have included above the impact of only those items about which we are aware and are reasonably likely to occur during the guidance period covered. These financial measures are included within this reconciliation for informational purposes only and should not be viewed as guidance, as reported GAAP measures may differ materially from such forecasted amounts.
(2)Excludes additions from finance leases.
(3)Includes the incremental cost from the appraisal litigation settlement in 2019.
(4)Includes severance, facility exit and other integration related expenses.